Exhibit 99.2
ASYST TECHNOLOGIES, #11082905
Third Quarter 2007 Fiscal Year Conference
February 1, 2007, 2:00 p.m., PT
Operator: Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Asyst Technologies’ third quarter 2007 fiscal year conference call. During today’s presentation all parties will be in a listen-only mode. If you have a question at any time during the conference, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift your handset. This conference is being recorded today, Thursday, February 1, 2007.
I would now like to turn the conference over to John Swenson, Vice President of Investor Relations. Please go ahead, sir.
J. Swenson
Thank you. Good afternoon everyone and welcome to this third quarter conference call for Asyst Technologies. A press release detailing our financial results for the fiscal third quarter ended December was distributed via BusinessWire earlier this afternoon. The release will be posted to our website, which is at www.asyst.com. To access the release, interested parties should click on the investor relations link, followed by the press release link.
I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.
We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release, which again is posted to our website.
Now to our conference call. Steve Schwartz, Asyst’s CEO, will review results and highlights for the third quarter as well as forward guidance. Mike Sicuro, who joined the company one week ago as chief financial officer, is with us on the call today and will make a few introductory remarks. After the formal comments, we will be happy to take your questions.
And now, I’ll turn the call over to Mike Sicuro.
MIKE SICURO
Thank you John and good afternoon everyone. It’s an honor and a privilege to be a part of the team, and I would like to thank the Board, Steve and the entire management team for a great welcome during my first week.
Asyst is at an exciting point in its life cycle. We are one of the leaders in our market with great products, and of course world-class customers and partners with a global footprint and a strong focus on leveraging these products and relationships through future investments in innovation. There is a significant amount of value we expect to unlock through the intelligent reduction of costs, while growing the top line and establishing a more efficient tax and debt structure. I have had very good success with many of the previous organizations I have been fortunate to serve with in achieving a lot of what we need to accomplish here at Asyst. It’s all about focus and execution on providing our customers with a best of breed suite of products, and continuing to be innovative while closely managing our costs. I welcome the challenges and am excited about the opportunity, realizing that it’s ultimately about putting points on the scoreboard, which our entire management team is truly focused on.
I already have begun to dig into the business and the process of structuring an integrated, global finance organization. I am looking forward to working with this management team and meeting many of you in the coming months. With that, I will turn the call over to Steve Schwartz.

Steve Schwartz
Thank you Mike. It is great having you on board.
My comments today will cover financial results and bookings for the third fiscal quarter, as well as some color on the progress of our integration activities and the outlook for the March quarter.
Net sales for the fiscal third quarter ended December were $126 million, up 3% from $123 million in the fiscal second quarter.
Sales at ATI were $48 million, down 4% from the prior quarter. Sales at ASI were $78 million, up approximately 7 percent from Q2. We had expected to see slightly stronger sales at ASI based on revenue from a large new AMHS project in Japan, however the booking and related revenue pushed into the fiscal fourth quarter. We booked $29 million of the project in January and expect to recognize initial revenue this quarter.
Sales related to flat panel display at ASI were approximately $2 million, compared with $4 million in the prior quarter. As we’ve stated previously, we expect flat panel sales to remain at this level until the second half of our 2008 fiscal year, at which point we believe we will begin work on Phase 1 of the Gen 5.5 project that was booked in the September quarter.
Overall sales broke down as follows:
300mm, 71%
200mm, 14%
Flat panel, 2%,
And Service, 13%
OEMs represented 27% of sales, and the remainder, or 73% of sales, came from end users.
By geography, sales broke down as follows:
North America, 20%;
Japan, 39%;

Taiwan, 20%;
Other Asia Pacific, 10%;
And Europe, 11%
Consolidated gross margin for the quarter was 30%. ASI’s gross margin of 25% compares with an adjusted 22% in the prior quarter. The increase is primarily attributable to the favorable impact of higher gross margins upon completion of certain projects. ATI’s gross margin was an adjusted 42%, excluding the impact of costs related to removing equipment from a customer fab related to an AMHS joint development project. This gross margin performance is consistent with our expectations and our operating model. Including the impact of these removal costs, reported gross margin at ATI was 39%.
Now moving on to operating expenses.
Consolidated R&D expense was $7.7 million, which compares with an adjusted $7.6 million in Q2. Reported R&D expense in Q2 was $9.4 million, however this included the impact of in-process R&D charges related to the purchase of ASI shares. As we’ve indicated previously, we are increasing our investment in R&D, and expect the ongoing rate of R&D spending to be in the range of $8 to $9 million per quarter.
Consolidated SG&A expense was $21.8 million, and includes $1 million related to the stock option investigation completed in the quarter and $1 million related to our patent infringement suit against Jenoptik.
Net loss on a GAAP basis was $0.2 million, or less than 1 cent per share, which compares with a net loss of $2.7 million, or 6 cents per share, in the prior quarter. On a non-GAAP basis, we reported net income of $6.0 million, or 12 cents per share.
We significantly strengthened the balance sheet in the quarter through solid operational performance. We ended the quarter with $98 million of cash, which is up from $87 million at the end of September. Total short and long term debt as of the end of the quarter was $140 million, down from $171 million as of the end of the prior quarter. This $42 million reduction in net debt was driven by positive cash flow from the business as well as a significant reduction in accounts receivable. DSO for the quarter improved to 92 days, down from 119 as of the end of Q2.

Now moving on to bookings.
Total bookings for the quarter were $112 million, down slightly from $119 million in the prior quarter.
Bookings at ATI were $42 million, down from $50 million in the fiscal second quarter. We saw the greatest decline in 200mm, although 300mm also was down quarter-over-quarter consistent with the Q3 demand trends among our major OEM customers.
Bookings at ASI were $70 million, which was essentially flat with the prior quarter. Semiconductor AMHS bookings were up over Q2 as we saw two large projects book during the quarter. Although one significant project pushed out into the current quarter, we also saw a large project pull in. In addition to the substantial memory project that we booked in January, we currently expect to book four projects in the range of $5 to $10 million in the current quarter, compared with one project of this magnitude in Q3. We continue to be on track for a record bookings year in semiconductor AMHS.
Overall bookings broke down as follows:
300mm, 70%
200mm, 12%
Flat panel, 8%,
And Service, 10%
OEMs represented 27% of bookings, and the remainder, or 73% of bookings, came from end users.
By geography, bookings broke down as follows:
North America, 14%;
Japan, 31%;
Taiwan, 42%;
Other Asia Pacific, 7%;
And Europe, 6%
The company’s overall book-to-bill ratio for the quarter was approximately 0.9:1 and backlog as of the end of the quarter was approximately $188 million.

Bookings of Spartan sorters were up over the prior quarter. Sorter wins in the quarter included orders for multiple fabs from a major logic manufacturer and a large follow-up order from a major customer in Japan.
The trend for the Spartan EFEM also continues to be strong. We had another design win for the system in the December quarter and now have 15 customers on the platform. Most of the EFEM wins relate to new tools. As a result, only seven of these 15 customers are currently contributing to Spartan volume. This means that we see significant opportunity for the Spartan EFEM over the coming months as these customers begin to ramp their new tools. In addition, we currently are at various stages of evaluation with six other OEMs for the Spartan EFEM.
[PAUSE]
Next week, we expect to announce a new organizational structure that will reflect the integration of the ATI and ASI businesses into a truly global enterprise. The new structure will allow us to realize a number of product, customer, and operating synergies that we believe will enhance our growth prospects and profitability.
We are aligning all products under joint ATI and ASI leadership. Within these product groups we will have focused technology roadmaps that roll-up into one unified product roadmap for the global company. We will have an engineering group that is tasked with making our products work better together, which is an opportunity and an advantage that no other automation supplier can claim. We also will have a well-funded new product development effort focused on bringing to market differentiated solutions that address customers’ most challenging productivity requirements. The key difference between where we have been and where we are going with our products is that we will be approaching the automation market for the first time with a truly integrated automation solution. This is what our customers have been asking for.
We will have one global operations organization. It will be led by the same team that has achieved dramatic improvements in quality, delivery and cost at ATI, and which has helped to make our outsourced manufacturing capability a model for the industry. Our most senior U.S. operations executive is now living in Japan and is fully engaged in the process of reducing costs at ASI. We are confident that the cost reduction opportunities at ASI are significant and that we have an operations team that can realize this potential.
We have created one global account management structure that will fully focus and align all of our activities that touch the customer. We believe this will significantly improve our ability to cross-sell and to package and implement total automation solutions for our customers.
We will treat service as a business and will manage and drive the growth of our service business globally. This is especially critical as warranties on certain AMHS systems begin to expire in 2007 and beyond. By 2009, we believe that our total annual service opportunity will be in the range of $120 to $150 million, which is roughly double what it is today.
Finally, we have established a distinct and focused business unit to address the flat panel display market. Regardless of the near term supply and demand trends, we believe that the world will have a continuing appetite for LCD’s, and that the capability to reliably and safely move and manage large glass panels will continue to be a $300 to $500 million annual market opportunity. We already have a capable team in place that understands the needs of the market and our current technologies. We expect to modestly increase our spending in FPD to support the addition of a few key people as well as more focused and consistent new product development. We believe that this will enable us to seize and sustain a meaningful and profitable share of the FPD AMHS market over the next few years.
Now to our outlook for the March quarter.
We expect total net sales in the range of $125 to $140 million. We expect gross margins to be essentially flat with the fiscal third quarter. As we mentioned, we are increasing R&D spending. In addition, in the fiscal fourth quarter we are increasing SG&A spending by $1 million to $2 million. This relates to legal spending to aggressively pursue the previously mentioned patent litigation as well as expenses related to improving our tax structure and year-end audit and SOX work. We expect many of these costs to be lower in future quarters, and we are aggressively targeting other categories of SG&A for reductions over the coming year.
As a result, we expect to report essentially breakeven results on a GAAP basis for the fiscal fourth quarter. We expect to report non-GAAP net income for the quarter in the range of 10 to 13 cents per share.

In conclusion, in the coming year we expect customers to invest in automation at approximately the same level we saw in calendar 2006. With our new organization taking shape, we believe that we have substantial opportunities in this environment to improve our financial performance through market share gains and reduced costs, while at the same time investing in the next generation of automation products.
Thank you again for your time today and now I will ask the operator to come back on so we can take your questions.
Operator Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. As a reminder, if you have a question please press the star followed by one on your touchtone phone. If you’d like to withdraw your questions, press the star followed by two. If you are using speaker phone equipment, please lift the handset before pressing the numbers.
Our first question comes from Brett Hodess from Merrill Lynch. Please go ahead.
B. Hodess
For the coming quarters, the breakeven GAAP and the positive non-GAAP, are you leaving out the incremental legal expense and what is not in that non-GAAP number? Could you give us a little clarification on that?
S. Schwartz
Brett, we put the legal charges in the numbers, both numbers. To be clear, Brett, it’s the litigation cost related to the patent suit that are in the non-GAAP numbers. Legal cost of the stock option investigation which ended in Q3, we did exclude that. Rather it was taken out of the non-GAAP numbers.
B. Hodess
Okay and then a little more broad based question. If you look at the coming year, if the market is relatively flat based on your comments in the press release and what you’ve made today it sounds like you think that you may grow in a flat market because of some of the new product wins as well as some of the cross selling and some of the other changes that you’ve made to your business which would play into share gains and whatnot. Is that the correct way to read how you think Asyst will perform in a flat market?

S. Schwartz
Brett, that’s our intent. Throughout the year we hope to get some share gains and hopefully by the back end we’ll be able to see those in terms of a little bit of out performance. We got off to a pretty good start already because in January we’ve already booked half of what we’ve booked last quarter so we had a good start in January and it feels like the year is going to be pretty similar to last year and we are focused on market share gain.
B. Hodess
Then just a final question. If I look at the new global structure that you just ran through, what kind of timeframe might you start to see the cost benefits from more focus on global operations and whatnot and outsourcing come into ASI above what you’ve talked about in the past?
S. Schwartz
Brett, we started to see some of the improvement in cost already, but I think in the back half of the year we’ll be able to see some more measurable results. There are initiatives underway that actually it didn’t start this quarter, but that we’ll begin to see measurably kind of a point at a time beginning in the second half.
B. Hodess
Excellent. Thank you.
Operator Thank you. Our next question comes from Tim Arcuri with CitiGroup. Please go ahead.
T. Arcuri
Hi, guys. Can you guys give some guidance with respect to tax? I think we were expecting something like $200,000 a quarter in ATI and you’re still paying a 30% tax rate at ASI. Is that still the case?
S. Schwartz
ASI tax rate is closer to 40% on an ongoing basis, Tim, and ATI taxes were pretty minimal in the last quarter, pretty minimal going forward as we continue to monetize the NOL.
M. Sicuro
This is Mike Sicuro. Kind of going forward the way I’d look at the taxes would be if you take like last year’s or the current year’s year-to-date effective tax rate, I would look at that to start to slowly decrease each quarter going at fiscal 2008. So over time as we continue to work on our tax structure and our debt structure, it’s going to start to decrease, I wouldn’t call it slowly, but at some rate throughout the year.
T. Arcuri
Okay, but the 40% in ASI was up sequentially so that’s the number that’s going to come down?
S. Schwartz
Tim, if it was 30% in Q2, which I don’t recall, that was an anomaly and also we had more pretax income inside of ATI which might have dropped the consolidated a little bit.
T. Arcuri
Alright, so you’re saying the right number to use for ASI going forward is 40 or less than 40?
S. Schwartz
It was about 38 in Q3. That’s probably safe for now.
T. Arcur
It should come down next year?
S. Schwartz
Yes.
T. Arcuri
Okay and then another question. With respect to SG&A, when do the one timers roll off? The one timers begin to roll off in the fiscal first quarter of ‘08, is that right?
S. Schwartz
Correct, Tim. Some one time spending, if you will, related to some of the tax work we’re doing. You never get rid of all the audit and S-Ox costs you see in Q4 as soon as the calendar turns over, but hope to have that lower. The open question is going to be the patent suit. We’re going to stay aggressive on that, aren’t going forecast beyond March as to the spending level.

T. Arcuri
Okay, so how much if you were to split out, the litigation piece is really tough to predict, but if you were to split out the other piece, what is that number that could potentially come off?
S. Schwartz
Probably $2 to $3 million.
T. Arcuri
Okay. Thanks.
Operator
Thank you. Our next question comes from CJ Muse from Lehman Brothers. Please go ahead.
CJ Muse
Good afternoon. Just a couple questions here. First, Steve, you talked about some one time charges in both gross margin for ATI and ASI. Could you repeat those, please?
S. Schwartz
Yeah, CJ, the one time was actually in ATI. The ASI gross margin was 25%, up from about 22% and that’s again as a result of us burning through the backlog and as we complete some projects, the margin’s more favorable and we’re able to recognize 25% gross margin, but not a surprise. That was projects in the backlog for which we could get sign off and recognize revenue.
The adjustment actually was on ATI. There was an exchange of some capability on a joint development project at a customer site where we took out some hardware and there was a net adjustment that took the gross margin actually down to 39%. When we exclude that charge, the gross margin at ATI was 42%, kind of right in our range of 41 to 44 where we’ve been running that business.
CJ Muse
Gotcha, that’s great. Can you help us understand what margins should look like for each business in the March quarter?
S. Schwartz

CJ, it’ll probably be just about flat so this will be somewhere in the 23%-24% range at ASI and around 42% in ATI.
CJ Muse
Okay. Then in terms of EFEM, what percentage of revenues was the Spartan in the December quarter?
S. Schwartz
The EFEM, CJ, was about 6% of revenue roughly.
CJ Muse
Okay. Then when do you expect all 15 customers to begin ramping and what kind of growth in revenues could that be?
S. Schwartz
CJ, probably a run rate certainly in the business, but in 6 quarters because these could be mainstream ... sorry, 6 months these could be mainstream products and right now our projection is it probably doubles the unit volume.
CJ MuseGreat. Last question for me. In the press release you said that you expected semi AMHS business to be roughly flat in calendar ‘07. What are your thoughts for flat panel for revenues in calendar ‘07?
S. Schwartz
CJ, right now we don’t have anything except right at the back end of calendar ‘07.
CJ Muse
So the Gen5.5 comes in revenues around December?
S. Schwartz
Probably in the December quarter is the first time we see some revenue.
CJ Muse
Thank you.

Operator Thank you and our next question comes from Robert Maire from Needham & Company. Please go ahead.
R. Maire
You had mentioned in response to an earlier question that you’ve had some pretty strong bookings starting off in January. Was any of that carry over from bookings that didn’t happen in Q4 and is this just an anomaly or do you expect that to keep up? Are people trying to get in before the end of the Chinese New Year or could you give us a little detail on that?
S. Schwartz

Robert, there was some push from the end of Q3 into Q4, but still the strength of what we got in the pipeline with the exception of that one push from Q3 to Q4, things have been pretty steady. We haven’t seen any push out or movement, so a good start because of the movement from Q3 to Q4, but really right on track for what we think’s going to be a reasonable start for the year.
R. Maire
Okay. In terms of mix of what you’re seeing kicking off the year here of DRAM versus Flash versus IDM Foundry, whatever, any particular shift that you’re noticing in terms of the base that the orders are coming in from or differences that you’re seeing?
S. Schwartz
Robert, pretty consistent I think with what we’ve heard other companies talk about. In the current environment we can distinguish from the material handling side where we sell directly to the factory. That’s in the 70% to 80% range bookings for memory between Flash and DRAM for us.
R. Maire
Okay. Is that looking to remain relatively steady do you think? I realize it’s hard to predict, but is that your guess going forward over the next couple quarters?
S. Schwartz
Q3 was pretty high from a bookings base. It was more than 80%, just over 80% and Q4 looks to be just under 70%, but that’s still pretty much memory spending dominating.

R. Maire
Okay. In talking about some of the cost savings that you mentioned earlier is there any particular place you’re targeting there? Are more of the cost savings going to be coming out of with Japan side or customer side or can you give us a little more detail as to where you think you’ll get the most impact in the shortest period of time and what’s your goal in terms of getting cost down?
S. Schwartz
Robert, probably it’s going to be across the board. We have had a pretty significant spend on some of the litigation which will probably increase in the current quarter compared to previous quarter. We know some of the year end cost from an audit and S-Ox standpoint are going to be higher and then as we consolidate some offices and some facilities, we think there’ll be other costs that’ll be able to come down. But we’re looking at it across the board right now in terms of where opportunities exist. We’ve identified probably most of the places where we’ll go attack.
R. Maire
You had mentioned some outsourcing opportunities. Is that significant or is that ... I would assume that’s all ASI?
S. Schwartz
Yes, that’ll be things that we do with the ASI into the supply chain [inaudible] for ATI.
R. Maire
Okay, thank you.
Operator Thank you. Our next question comes from Daniel Berenbaum from Susquehanna Financial Group. Please go ahead.
D. Berenbaum
Good afternoon. A couple quick questions. To follow up on CJ’s earlier question, you said that EFEM was 6% of ATI revenue, if I heard that right. What about Spartan total, Spartan sorter versus Spartan EFEM?
S. Schwartz
Sorter represented about another 12% of sales.

D. Berenbaum
Okay, thanks. Then the increase you talked about in R&D, are you seeing that in Shinko or in ATI and can you give us a little more color on what that’s going to be spent on and then also maybe a little color on how that increase affects how revenue will drop through to the bottom line on both the ATI and ASI side?
S. Schwartz
Hi, Dan. This is Steve. The investments will be mostly in ASI related to both integrated products like the sorter integrated with the stocker, but also our next generation AMHS products. There’ll be a modest increase in the spending for a flat panel. The results of those investments are going to be a year away from the timing of the investment.
D. Berenbaum
Okay and then in terms of how much incremental revenue, we talked about needing $5 million in revenue I think for a penny on the bottom line on the ASI side. How does that affect that model?
S. Schwartz
I’m sorry. How does the investment affect that model?
D. Berenbaum
No, not the investment. But the increase in R&D, does that affect how you think about what your incremental drop through is for every incremental dollar of revenue under existing circumstances? Does that make sense?
D. Schwartz
We think the nature of the next products hopefully is also going to change the gross margin profile for the and so we think these are prudent, necessary investments to really bring next generation capability as opposed to incremental capability.
J. Swenson
But also, Dan, these are some hard dollar investments we’re making that aren’t going to move with sales so to the extent that we’re able to increase sales on that slightly higher R&D base, the drop through rate’s going to be the same.

D. Berenbaum
Okay, great. Thanks.
Operator
Thank you. Our next question comes from Hari Chandra from Deutsche Bank. Please go ahead.
H. Chandra
Thank you. Can you give some clarity on the order bookings and push outs and also the 2 large orders that you said you booked in the quarter? I wanted some clarity on the order push outs that you talked about in the commentary earlier and also pull in.
J. Swenson
Correct. Hari, we had 1 memory customer that pushed from Q3 into Q4. Another memory customer who pulled in, had expected the business in Q4, but it came in Q3.
H. Chandra
Can you give the size of those businesses that got pushed out and pulled in?
J. Swenson
They were both quite large. They were in the $25 to $30 million type magnitude.
H. Chandra
Also can you give a break even rate for ATI currently and where do you see the peak gross margins there?
J. Swenson
It’s the same as what we’ve talked about on the ... you’re asking about ATI, Hari?
H. Chandra
Uh-huh.
J. Swenson
We’re still seeing it in the 41 to 44 range depending on mix.

H. Chandra
Alright. Thank you.
Operator Thank you. Our next question comes from Jinhy Yoon from JP Morgan. Please go ahead.
J. Yoon
You’ve indicated that you expect 26% to 30% gross margin as a target for ASI. Can you give us the timing as to when you think that might materialize?
S. Schwartz
Jinhy, the backlog is kind of in that range right now and it’ll probably be toward the back half of the year that we’ll be looking to consistently achieve that.
J. Yoon
Okay, great. Thanks.
Operator Thank you. Our next question comes from CJ Muse from Lehman Brothers. Please go ahead.
CJ Muse
Steve, I wanted to confirm one thing from before. Flat AMHS semi revenues in calendar ‘07 with very little uplift from flat panel until the end of the year so that would suggest AMHS coming in around $260 million in ‘07. Is that what you’re trying to tell us?
S. Schwartz
Yeah, I didn’t peg a number. CJ, we look at what’s the booking profile here and we’ve got a pretty consistent ... if you go back and look at the bookings profile for the last quarters we see about same for fiscal ‘07. When we look at what customers are going to spend, how much in any particular quarter, it looks a lot like the previous year.
J. Swenson
CJ, and that’s from a demand perspective, if you will. We’re not trying to at this point bake in market share gains and other opportunities that we might generate on the ATI business through some sales synergies so we’re trying to give you what we see as a view of customer demand in general. We’re not trying to give you the sales forecast for the full year yet.
CJ Muse
Yeah, sure. I wanted to clarify whether you were talking revenues or bookings.
S. Schwartz
CJ, it’d be in the neighborhood because they’ve also been running pretty steady. The bookings and revenue are starting to get pretty closely aligned now.
CJ Muse
Sounds good. Thanks.
Operator
Thank you. Our next question is from Tim Arcuri with CitiGroup.
T. Arcuri
Hi, Steve. A little point of clarification on bookings. I know you don’t guide bookings, but it sounds like given the big push out in memory and the pull in, there’s kind of a bunch of other small things that you’re going to book. It sounds like semiconductor AMHS bookings will be up maybe a smidge sequentially. Is that the right way to think about it?
S. Schwartz

Tim, you were right on the first part about not guiding. But, Tim, again it feels pretty good and the fact that we pushed a project in to start the quarter, we had a good start for the quarter.
T. Arcuri

Okay. So to clarify what you said, so you said that you have already booked half of what you booked in semiconductor AMHS?
S. Schwartz
Last quarter we booked $112 million and we’re half that level in January already, all in.
J. Swenson

Total company, Tim.
T. Arcuri
Yep, of course. Alright, thanks.
Operator Thank you. Our next question comes from Darice Liu from Maxim Group. Please go ahead.
D. Liu
Good afternoon, guys. Just to clarify regarding the bookings picture. Last quarter you had estimated about $125-$150 million AMHS opportunities for this quarter, fiscal 3Q, fiscal 4Q. They were I think 3 opportunities worth $25 to $30 and 5 smaller ones $5 to $15. Can you clarify what portion of that’s already been booked and what’s left for this quarter?
S. Schwartz
Darice, in rough terms we booked half of it. We actually saw 2 of those larger ones ... actually 1 of those larger ones got split into 2 orders, a portion of which was put into Q4. Nonetheless we still have the 3 large pieces of business over the 2 quarter period and then those 5 smaller ones are all still intact. Most of the smaller ones actually we’re going to be seeing in Q4 so all in it leads us to an outlook that’s basically the same as what we told you last quarter.
D. Liu
Okay. Then can you give some color in terms of what you’re seeing currently for the following quarter in terms of opportunities out there?
S. Schwartz
Looking into June is what you’re asking about?
D. Liu
Yeah.
S. Schwartz
Darice, we’re going to have to beg off of that question for now. We’ve given you a sense of our outlook on a full year basis so I think that’s where we have to be for right now.

D. Liu
Fair enough. Thank you, guys.
Operator At this time we have no further questions in queue. I would like to turn the conference back to management for any concluding comments. Please go ahead.
S. Schwartz
Thanks, everyone, for the time today. We appreciate it and we look forward to speaking with you next quarter.
Thanks.
Operator Ladies and gentlemen, this concludes the Asyst Technologies’ third quarter 2007 fiscal year conference. If you would like to listen to a replay of today’s conference, you may dial 303-590-3000 and use pass code 11082905# to access the conference. We thank you again for your participation today and you may now disconnect.